Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

AEQUI ACQUISITION CORP.
Pursuant to Section 242 of the
Delaware General Corporation Law

AEQUI ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.      The name of the Corporation is Aequi Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 1, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 19, 2020 (the “Amended and Restated Certificate of Incorporation”).

2.      This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.      This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.      The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2020 (as amended, the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to fund the Corporation’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete the initial Business Combination by August 24, 2023 or such earlier date as may be determined by the Board in its sole discretion (or, if the Office of the Delaware Division of Corporations shall not be open for a full business day (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open for a full business day) (the “Required Period”) and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Corporation does not complete its initial Business Combination within the Required Period or (B) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7) and, for purposes of this clause (iii), only with respect to the redemption of those Offering Shares (as defined below) that a stockholder properly elects to redeem. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Aequi Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, Aequi Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 15th day of November, 2022.

AEQUI ACQUISITION CORP.
By:	/s/ Hope S. Taitz
Name:	Hope S. Taitz
Title:	Chief Executive Officer